Exhibit 99.1

Gladstone Commercial Corporation Appoints Co-President

MCLEAN, VA, January 13, 2022: Gladstone Commercial Corporation (Nasdaq: GOOD) (the “Company”) announced that its board of directors appointed Arthur S. “Buzz” Cooper co-President of the Company effective as of January 11, 2022. Mr. Cooper joined the Gladstone family of companies at their inception in 2001 and the Company at its initial public offering in 2003. Mr. Cooper most recently served as the Chief Investment Officer of the Company. Mr. Cooper has over 35 years of experience in the commercial lending industry and the commercial real estate industry, having worked alongside David Gladstone since 1984. Mr. Cooper is a graduate of Washington and Lee University and is a member of the National Association of Industrial Office Properties.

“We are very pleased to elevate Buzz to the role of co-President. We look forward to his continued leadership and contributions to our Company,” said David Gladstone, CEO of Gladstone Commercial.

In addition, Bob Cutlip, the Company’s current President, notified the Company that he will be resigning as President of the Company on or about June 30, 2022. Mr. Cutlip’s resignation is in connection with his planned retirement. The Company wishes Mr. Cutlip all the best in his well-deserved retirement.

About Gladstone Commercial (Nasdaq: GOOD)

Gladstone Commercial is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties across the United States. As of September 30, 2021, Gladstone Commercial’s real estate portfolio consisted of 127 properties located in 27 states, totaling approximately 15.7 million square feet. For additional information please visit www.gladstonecommercial.com.

For Broker Submittals:

South Central:	Southeast/Northeast:
Buzz Cooper	EJ Wislar
Co-President	Senior Vice President
(703) 287-5815	(703) 462-1027
Buzz.Cooper@gladstonecompanies.com	EJ.Wislar@gladstonecompanies.com

Midwest/West:
Ryan Carter
Executive Vice President
(571) 451-0019
Ryan.Carter@gladstonecompanies.com

Investor or Media Inquiries:

Bob Cutlip

President - Gladstone Commercial Corporation

(703) 287-5878

Bob.Cutlip@gladstonecompanies.com

For further information: Gladstone Commercial Corporation, +1-703-287-5893

SOURCE: Gladstone Commercial Corporation